Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this to Registration Statement No. 333-249554 on Form S-1 of our report dated August 18, 2020, (January 25, 2021 as to the effect of the forward stock split described in Note 23) relating to the financial statements of Southeastern Grocers, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche

Jacksonville, Florida

January 26, 2021